Exhibit 99.2

Republic Property Trust Announces Pro-Rated Quarterly Distribution

WASHINGTON, D.C. —January 13, 2006—Republic Property Trust (NYSE:RPB) announced today that its Board of Trustees has declared a pro rata quarterly cash dividend of $0.027 per common share for the period commencing upon completion of its initial public offering on December 20, 2005 and ending on December 31, 2005. The dividend is payable on February 7, 2006 to shareholders of record on January 24, 2006.  The Company’s common shares will begin trading ex-dividend on January 20, 2006. This initial pro rated distribution is based on a distribution of $0.206 per common share for a full quarter.

About Republic Property Trust

Republic Property Trust is a fully integrated, self-administered and self-managed real estate investment trust formed to own, operate, acquire and develop primarily Class A office properties, predominantly in the Washington, D.C. metropolitan, or Greater Washington, D.C., market.  Republic Property Trust also selectively seeks fee-based development opportunities for all real estate classes in various geographic areas inside and outside of Greater Washington, D.C.

Safe Harbor

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally.  In addition, the Company cannot assure that it will make distributions to its shareholders in the future or that these distributions will remain at the current level.  The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect the Company’s results.